SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
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                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
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( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Check box if any part of the fee is offset as provided by Exchange Act
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     paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     4)  Date Filed:

                                 [TRIGON LOGO]

                            Trigon Healthcare, Inc.

                            2015 Staples Mill Road
                           Richmond, Virginia 23230


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 29, 1998

TO THE HOLDERS OF TRIGON HEALTHCARE, INC. CLASS A COMMON STOCK:

     The annual meeting of shareholders of Trigon Healthcare, Inc. (the "Company") will be held at the Company's headquarters, 2015 Staples Mill Road, Richmond, Virginia, on Wednesday, April 29, 1998, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

   1. To elect six directors to three-year terms on the Company's Board of Directors;

   2. To ratify the selection of KPMG Peat Marwick LLP as the independent auditors for the Company for 1998; and

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of shares of Class A Common Stock at the close of business on March 16, 1998, will be entitled to vote at the meeting and any adjournments thereof.

     Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the enclosed envelope.

   You are cordially invited to attend the meeting.

                                    By Order of the Board of Directors

                                    /s/ J. Christopher Wiltshire
                                    --------------------------------------
                                       J. Christopher Wiltshire, Secretary

Richmond, Virginia
March 27, 1998

                                PROXY STATEMENT

                            Trigon Healthcare, Inc.
                            2015 Staples Mill Road
                           Richmond, Virginia 23230

     This Proxy Statement, mailed to shareholders on or about March 27, 1998, is furnished in connection with the solicitation by Trigon Healthcare, Inc. (the "Company") of proxies in the accompanying form for use at the annual meeting of shareholders to be held on April 29, 1998, and at any adjournments thereof (the "Annual Meeting"). A copy of the Company's Annual Report of Shareholders for the fiscal year ended December 31, 1997 is being mailed to you with this Proxy Statement.

     In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company may also engage, at its sole cost, a proxy solicitation firm to assist in the solicitation of proxies of shareholders of record and those shareholders whose shares are held in street name by brokers, banks and other institutions.

     On March 16, 1998, the date for determining shareholders entitled to vote at the meeting, 42,300,022 shares of Class A Common Stock of the Company ("Common Stock") were outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted FOR the election of the nominees for director named herein and FOR the ratification of KPMG Peat Marwick LLP as the Company's independent auditors for 1998, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

     Except for the election of directors, action on matters submitted to a vote of the shareholders at the meeting will be approved if a quorum is present and the votes cast in favor of the matter constitute a majority of the votes cast for or against the matter. With respect to the election of directors, the six nominees receiving the greatest number of votes cast for the election of directors will be elected, assuming a quorum is present at the meeting. Presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or withhold the proxies' authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter. Votes will be tabulated by one or more Inspectors of Elections.


                       ITEM ONE -- ELECTION OF DIRECTORS

     The Company's Board of Directors (the "Board") presently consists of 17 directors, who are divided into three classes with staggered terms. The terms of James K. Candler, William R. Harvey, Ph.D., Gary A. Jobson, William N. Powell, J. Carson Quarles and R. Gordon Smith as directors of the Company will expire at the time of the Annual Meeting. Each such director has been nominated for reelection at the Annual Meeting.

     Although all the nominees have consented to being named as a nominee in the Proxy Statement and have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

     Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below. For the purposes of determining when a director was first elected to the Board, reference is made to the year when the respective director was first elected to the Board of Directors of the Company or Trigon Blue Cross Blue Shield, formerly Blue Cross and Blue Shield of Virginia, a wholly-owned subsidiary of the Company and its principal operating subsidiary ("Trigon BCBS").


Nominees for Election to a Three-Year Term

     JAMES K. CANDLER was elected to the Board in 1984. He has been President and owner of Candler Oil Company in Lynchburg since 1968. Mr. Candler is a director of Central Health, Inc., First Federal Savings Bank of Lynchburg and Virginia Petroleum Jobbers Association Inc. Mr. Candler is 62.

     WILLIAM R. HARVEY, PH.D. was elected to the Board in 1992. He has been President of Hampton University in Hampton, Virginia, since 1978 and owner of the Pepsi-Cola Bottling Company, Houghton, Michigan since 1986. Dr. Harvey is 57.

     GARY A. JOBSON was elected to the Board in 1987. He has been a marketing and product development consultant through his company, Maritime Productions, since 1978. He is a director of the Blakeslee Group and Sunfish/Laser, Inc. Mr. Jobson is 47.

     WILLIAM N. POWELL was elected to the Board in 1980. He has been President of Salem Tools, Inc. since 1981, and is a director of Mechanical Development Company, Inc. Mr. Powell is 54.

     J. CARSON QUARLES was elected to the Board in 1977. He has been Chairman of the Board of Friendship Manor, Inc. in Roanoke, Virginia since 1981. At the end of 1994 he retired from an eight-year term as President of the Southwestern Region of Central Fidelity Bank. Mr. Quarles is 61.

     R. GORDON SMITH was elected to the Board in 1995. He has been a partner with McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia since 1969. Mr. Smith serves on the board of Scott & Stringfellow Financial, Inc. Mr. Smith is 59.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.


Directors Whose Terms Do Not Expire This Year

     NORWOOD H. DAVIS, JR. joined Trigon BCBS in 1968, and was elected to the Board in 1975. Since 1989, he has served as Chairman of the Board and Chief Executive Officer of Trigon BCBS. He became Chairman of the Company in June 1995. Mr. Davis is a director of Altris Software Inc. and Hilb, Rogal & Hamilton Co. Mr. Davis is 58 and his term as a director will expire in 1999.

     HUNTER B. ANDREWS was elected to the Board in 1997. He has been an attorney in private practice for more than five years. He was a member of the Virginia State Senate from 1964 to 1996. Mr. Andrews is 76 and his term as a director will expire in 2000.

     LENOX D. BAKER, JR., M.D. was elected to the Board in 1985. He has been a cardiac and thoracic surgeon, and has been affiliated with Mid-Atlantic Cardiothoracic Surgeons, Ltd., since 1979. He is also chief of the Division of Cardiac and Thoracic Surgery at Sentara Hospitals, and an assistant professor of surgery at the Medical College of Hampton Roads. Dr. Baker is President of the Medical Staff at Sentara Norfolk General Hospital. Dr. Baker is 56 and his term as a director will expire in 2000.

     JOHN COLE, JR., M.D. was elected to the Board in 1972 and is a past Chairman of the Board. He is a ear, nose and throat specialist, and has been President of Roanoke Ear, Nose and Throat Clinic, Inc. since 1990, prior to which he held the position of Vice President, beginning in 1975. Dr. Cole is 65 and his term as a director will expire in 1999.

     ROBERT M. FREEMAN was elected to the Board in 1993. He was Chairman of Signet Banking Corporation from 1990 through December 1996 and served as Chief Executive Officer of that company from April 1989 to May 1996. Mr. Freeman is 56 and his term as a director will expire in 1999.

     ELIZABETH G. HELM was elected to the Board in 1993. She has been President of Glaize Developments, Inc. in Winchester, Virginia, since 1980. Ms. Helm is a director of Shenandoah Life Insurance Company. Ms. Helm is 66 and her term as a director will expire in 1999.

     FRANK C. MARTIN, JR. was elected to the Board in 1975. He is Chairman, Founder, and since 1970 has been Chief Executive Officer of Martin Research, Inc. in Roanoke, Virginia. Mr. Martin is 65 and his term as a director will expire in 2000.

     DONALD B. NOLAN, M.D. was elected to the Board in 1983. He has been a practicing neurologist in the Roanoke, Virginia area since 1971, and is currently affiliated with the Roanoke Neurological Associates and is director of the Electro-Diagnostic Laboratory at Roanoke Memorial Hospital. Dr. Nolan is 58 and his term as a director will expire in 2000.

     HUBERT R. STALLARD was elected to the Board in 1997. He is President and Chief Executive Officer of Bell Atlantic-Virginia, Inc., a position he has held for more than five years. He is a director of NationsBank, N.A., Universal Corporation and Bell Atlantic-Virginia, Inc. Mr. Stallard is 61 and his term as a director will expire in 2000.

     JACKIE M. WARD was elected to the Board in 1993. She is a founder and has served as Chief Executive Officer of Atlanta-based Computer Generation Incorporated since 1970. Ms. Ward serves on the boards of NationsBank, N.A., Matria Healthcare, Inc. and SCI Systems Inc. Ms. Ward is 59 and her term as a director will expire in 1999.

     STRILING L. WILLIAMSON, JR. was elected to the Board in 1979. He has been President of S.L. Williamson Company, Inc. in Charlottesville, Virginia since 1971. Mr. Williamson is 62 and his term as a director will expire in 1999.


                      BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information about the Common Stock of the Company beneficially owned as of March 1, 1998, by (i) each of the five executive officers named in the Summary Compensation Table (the "Named Executive Officers"); (ii) each director of the Company; (iii) the directors and executive officers as a group; and (iv) each person who is known by the Company to own beneficially more than five percent of the Company's outstanding equity securities. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.



                                                        Number of Shares
                                                    Beneficially Owned as of     Percent of
Name                                                      March 1, 1998            Class
------------------------------------------------   --------------------------   -----------
Named Executive Officers
Norwood H. Davis, Jr.**                                      184,636(1)              *
Thomas G. Snead                                               48,420(2)              *
Ronald H. Bargatze (3)                                         3,500                 *
Paul F. Nezi                                                  31,413(4)              *
John C. Berry                                                 29,361(5)              *

Directors (6)
Hunter B. Andrews                                              5,329                 *
Lenox D. Baker, Jr., M.D.                                     12,019                 *
James K. Candler                                               7,842(7)              *
John Cole, Jr., M.D.                                           5,316(8)              *
Robert M. Freeman                                             14,342                 *
William R. Harvey, Ph.D.                                      11,236                 *
Elizabeth G. Helm                                             11,306(9)              *
Gary A. Jobson                                                 7,842                 *
Frank C. Martin, Jr.                                           6,302(10)             *
Donald B. Nolan, M.D.                                          8,302                 *
William N. Powell                                              8,324(11)             *
J. Carson Quarles                                             13,554                 *
R. Gordon Smith                                               14,429                 *
Hubert R. Stallard                                             4,822                 *
Jackie M. Ward                                                 6,410                 *
Stirling L. Williamson, Jr.                                    5,290                 *
All Directors and Executive Officers as a group
 (23 persons)                                                455,956(12)             *

---------
     * Less than one percent of the Common Stock outstanding as of March 1, 1998.

     ** Mr. Davis is also a director of the Company.

(1) Includes 200 shares owned by Mr. Davis' spouse, 83,333 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 1,066 shares held in the Employee Stock Purchase Plan and 49,937 shares held in the Employees' Thrift Plan.

(2) Includes 39,167 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 387 shares held in the Employee Stock Purchase Plan and 3,866 shares held in the Employees' Thrift Plan.

(3) Mr. Bargatze joined Trigon BCBS in 1974 and most recently served as Executive Vice President and Chief Operating Officer of Integrated Health Systems from 1994 to 1998. He resigned from the Company and its subsidiaries effective January 2, 1998.

(4) Includes 21,700 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 508 shares held in the Employee Stock Purchase Plan and 1,035 shares held in the Employees' Thrift Plan.

(5) Includes 22,333 shares of Company Common Stock that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 197 shares held in the Employee Stock Purchase Plan and 1,831 shares held in the Employees' Thrift Plan.

(6) Figures for each director, other than Mr. Davis, include 3,333 shares of Company Common Stock that may be acquired by each director within 60 days by the exercise of stock options granted pursuant to the Non-Employee Directors Stock Incentive Plan.

(7) Excludes 1,718 shares held by Candler Oil Company, Inc. of which Mr. Candler is President and a shareholder. Mr. Candler disclaims beneficial ownership of such shares.

(8) Excludes 611 shares held by Roanoke Ear, Nose and Throat Clinic, Inc., of which Dr. Cole is President. Dr. Cole disclaims beneficial ownership of such shares.

(9) Excludes 12,224 shares held by Glaize and Bro., L.C., with which Ms. Helm is affiliated. Ms. Helm disclaims beneficial ownership of such shares.

(10) Excludes 488 shares held by Martin Research, Inc., of which Mr. Martin is Chairman and Chief Executive Officer. Mr. Martin disclaims beneficial ownership of such shares.

(11) Excludes 6,841 shares held by Salem Tools, Inc., of which Mr. Powell is President. Mr. Powell disclaims beneficial ownership of such shares.

(12) Excludes 21,882 shares as to which the directors and executive officers as a group disclaim beneficial ownership. Includes 177,950 shares that may be acquired within 60 days by the exercise of stock options granted pursuant to the 1997 Stock Incentive Plan, 3,297 shares held in the Employee Stock Purchase Plan and 57,570 shares held in the Employees' Thrift Plan.


Certain Business Relationships

   R. Gordon Smith is a partner with McGuire, Woods, Battle & Boothe LLP, which serves as counsel to the Company.


                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

Committees of the Board

     Executive Committee. The Executive Committee is composed of J. Carson Quarles (Chairman), Lenox D. Baker, Jr., M.D., Norwood H. Davis, Jr., Elizabeth
G. Helm, Gary A. Jobson, William N. Powell and Jackie M. Ward. Between meetings of the Board, the Executive Committee has the full authority of the Board, except to the extent such authority is limited by the provisions of the Company's Articles of Incorporation, its Bylaws or Virginia law.

     Audit Committee. The Audit Committee is composed of Gary A. Jobson (Chairman), William R. Harvey, Ph.D., Frank C. Martin, Jr., R. Gordon Smith, Hubert R. Stallard and Stirling L. Williamson, Jr. The Audit Committee has authority to investigate the financial reporting processes and internal controls of the Company and to report thereon and make its recommendations to the Board and the Executive Committee. The Audit Committee reviews the adequacy of internal financial controls, reviews with the Company's independent auditors the annual audit plan and all reports pertaining to the Company's finances, and recommends the selection of the Company's independent auditors.

     Human Resources, Compensation and Employee Benefits Committee. The Human Resources, Compensation and Employee Benefits Committee is composed of Jackie
M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Elizabeth
G. Helm, William N. Powell and Hubert R. Stallard. The Human Resources, Compensation and Employee Benefits Committee considers management proposals, makes recommendations to the Board and, where express authority is conferred by the Board, approves the compensation and benefits programs for the officers and employees of the Company and its subsidiaries.

     Finance and Investment Committee. The Finance and Investment Committee is composed of William N. Powell (Chairman), Hunter B. Andrews, James K. Candler, Robert M. Freeman, R. Gordon Smith and Jackie M. Ward. The Finance and Investment Committee oversees the financial affairs and investments of the Company and its subsidiaries and periodically reports to the Board on these affairs and investments.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Elizabeth G. Helm (Chairperson), Hunter B. Andrews, John Cole, Jr., M.D., Robert M. Freeman, Donald B. Nolan, M.D. and Stirling L. Williamson, Jr. The Nominating and Corporate Governance Committee recommends to the Board those persons to be nominated for election as directors of the Company. The Committee also recommends to the Board persons to be elected as chairpersons and members of the Executive Committee and standing Board committees (except Chairman of the Audit Committee), and officers of the Company. The Committee considers nominees recommended by shareholders, whose recommendations should be submitted to it through the Corporate Secretary of the Company. The Committee may also make recommendations to the Board on corporate governance issues, such as establishing guidelines for Board and Board committee structure and composition, and setting criteria for Board membership and frequency of meetings. The Nominating and Corporate Governance Committee also reviews any actual or potential conflicts of interest involving any officer or director of the Company.

     Provider Policy Committee. The Provider Policy Committee is composed of Lenox D. Baker, Jr., M.D. (Chairman), Lawrence E. Blanchard, III, M.D. (non-director committee member), James K. Candler, John Cole, Jr., M.D., Gary
A. Jobson, Frank C. Martin, Jr., Donald B. Nolan, M.D., Jethro H. Piland, Jr., M.D. (non-director committee member) and James M. Wells, Jr., M.D. (non-director committee member). The Provider Policy Committee reviews management proposals and makes recommendations to the Board with respect to the Company's policies and procedures that have or will have a substantial impact upon institutional and professional providers of healthcare services.


Attendance at Meetings

     During 1997, the Board of Directors of the Company held ten meetings and the Executive Committee did not meet. The Audit Committee of the Company met three times, the Human Resources, Compensation and Employee Benefits Committee met six times, the Finance and Investment Committee met six times, the Nominating and Corporate Governance Committee met two times and the Provider Policy Committee met two times. All directors of the Company attended at least 75% of the aggregate of all meetings of the Board, and the Committees on which they served.


Compensation of Directors

     Directors who are officers or employees of the Company receive no compensation as such for service as members of the Board or committees thereof. Directors who are not officers or employees of the Company receive a quarterly retainer of $3,500, a quarterly retainer of $250 to serve as a Committee chairperson, a fee of $1,000 for each Board meeting attended, a fee of $250 for attending a Committee meeting on a day on which a Board meeting is also held, a fee of $500 for attending a Committee meeting on a day on which a Board meeting is not held, a fee of $350 for attendance at a Board meeting held by conference call and a fee of $100 for attending other Board-related meetings. Fees paid to directors may be deferred under the Company's non-qualified deferred compensation plan and may be received in the form of Common Stock under the Directors Plan (defined below). See "Compensation of Executive Officers--Deferred Compensation."

     On April 16, 1997, the shareholders of the Company approved the 1997 Non-Employee Directors Stock Incentive Plan (the "Directors Plan"). Pursuant to the Directors Plan, each non-employee director of the Company automatically received an option to purchase 10,000 shares of the Company's Common Stock on April 16, 1997. Each non-employee director, elected for the first time after April 16, 1997, automatically receives an option to purchase 10,000 shares of Company's Common Stock on the date of his or her initial election. In addition to the initial grants, each eligible director automatically receives an option to purchase 5,000 shares of the Company's Common Stock on the date of each annual meeting of Company shareholders. The exercise price for each option granted is 100% of the fair market value of the Company's Common Stock on the date of grant. Options vest in annual installments over three years, so long as the eligible director is a director of the Company on that date, or upon the retirement by the director from the Board because he or she has reached the age when he or she is no longer eligible for reelection. Exercisable options terminate on the earlier of 36 months after the termination of a director's service as a director of the Company or the tenth anniversary of the date of grant. All options become fully exercisable upon a change of control of the Company.

Compensation Committee Interlocks and Insider Participation

     The Human Resources, Compensation and Employee Benefits Committee of the Board includes: Jackie M. Ward (Chairperson), Lenox D. Baker, Jr., M.D., William R. Harvey, Ph.D., Elizabeth G. Helm, William N. Powell and Hubert R. Stallard. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee. None of the Committee members is or was an officer or employee of the Company or its subsidiaries during 1997.


Nominations for Directors

     In accordance with the Company's Bylaws, a shareholder who is entitled to vote at an election of directors and who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such a nomination. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before the first day of March of the year in which the meeting will be held if the meeting is to be an annual meeting and clause (ii) is not applicable, or (ii) not less than 60 days before an annual meeting, if the date of the applicable annual meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days, or (iii) not later than the close of business on the tenth day following the day on which notice of a special meeting of shareholders called for the purpose of electing directors is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon its review of the copies of the Forms 3, 4 and 5 received by it, the Company believes that all officers, directors and 10% shareholders complied with such filing requirements, except Lenox D. Baker, Jr., M.D., and Elizabeth G. Helm, each of whom reported one transaction in 1997 late.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table sets forth the compensation paid by the Company or any of its subsidiaries to the Named Executive Officers for the years ended December 31, 1996 and December 31, 1997.



                                                Annual Compensation                Long Term Compensation
                                     ------------------------------------------ ----------------------------
                                                                                  Awards        Payouts
                                                                                ---------- -----------------
                                                                  Other Annual
                                                                  Compensation   Options/         LTIP             All Other
Name and Principal Position    Year   Salary ($)(1)   Bonus ($)      ($)(2)       SARs(#)     Payouts ($)     Compensation ($)(3)
----------------------------- ------ --------------- ----------- -------------- ---------- ----------------- --------------------
Norwood H. Davis, Jr.         1997      $ 650,000     $ 585,000      $   743     250,000      $  169,000(4)        $ 33,001
 Chairman of the              1996      $ 650,000     $       0      $ 9,327          --      $        0           $ 32,869
 Company; Chairman
 and Chief Executive
 Officer of Trigon BCBS
Thomas G. Snead, Jr.          1997      $ 233,958     $ 170,542      $   164     117,500      $   43,835(4)        $  7,654
 President of the             1996      $ 187,200     $       0      $ 1,067          --      $        0           $  9,491
 Company;
 President and Chief
 Operating
 Officer of Trigon BCBS
Ronald H. Bargatze            1997      $ 233,700     $ 163,590      $   132      65,500      $   39,729(4)        $  7,011
 Executive VP and Chief       1996      $ 233,700     $       0      $ 1,393          --      $        0           $ 10,967
 Operating Officer,
 Integrated Health
 Systems,
 Trigon BCBS(4)
Paul F. Nezi                  1997      $ 250,000     $ 275,000      $   420      65,100      $        0           $206,193
 Senior Vice President,       1996      $  52,212     $  15,625      $     0          --               0           $ 81,170
 Marketing & Sales
John C. Berry                 1997      $ 200,700     $ 140,490      $    42      67,000      $   34,119(5)        $  6,623
 Executive VP & Chief         1996      $ 200,700     $       0      $ 1,478          --      $   20,070(6)        $  9,086
 Operating Officer
 Government & Individual
 Business, Trigon BCBS


---------
(1) Includes amounts deferred under Trigon BCBS's Employees' Thrift Plan, 401(k) Restoration and nonqualified deferred compensation plans.

(2) Includes Medicare tax and related income tax gross-up paid by Trigon BCBS or any of its subsidiaries for Named Executive Officers on the present value of their vested non-qualified Supplemental Executive Retirement Plan benefit earned in 1997 in the amounts of $113 for Mr. Snead and $81 for Mr. Bargatze. Includes Medicare tax and related income tax gross-up paid by Trigon BCBS for Named Executive Officers with respect to employer contributions under the 401(k) non-qualified Restoration Plan in the amounts of $330 for Mr. Davis, $51 for Mr. Snead, $51 for Mr. Bargatze, $7 for Mr. Nezi and $42 for Mr. Berry. Includes income tax gross-up on spousal travel paid by Trigon BCBS in the amount of $413 for Mr. Davis and $413 for Mr. Nezi.

(3) Includes matching contributions under Trigon BCBS's Employees' Thrift Plan and 401(k) Restoration Plans in the amounts of $19,500 for Mr. Davis, $7,019 for Mr. Snead, $7,011 for Mr. Bargatze, $3,750 for Mr. Nezi and $6,623 for Mr. Berry. Includes actuarial equivalent of the benefit to the executive from payment of annual premiums by Trigon BCBS under a split dollar life insurance program in the amounts of $11,408 for Mr. Davis and $635 for Mr. Snead. Includes above-market interest credited for future payment on deferred compensation in the amount of $2,093 for Mr. Davis. Includes payment to Mr. Nezi of a signing bonus in the installment amounts of $200,000 in 1997 and $50,000 in 1996, and relocation expenses in the installment amounts of $2,443 in 1997 and $31,170 in 1996.

(4) Mr. Bargatze resigned from the Company and its subsidiaries effective January 2, 1998.

(5) For LTIP payouts in 1997, the Company approved a two-year plan cycle ending in 1997, rather than the customary three-year cycle, and valued the award opportunities at two-thirds of the normal three-year opportunities. The LTIP Payouts shown above for 1997 include only one of two objectives; the payout, if any, for the second objective, which depends on the Company's commercial medical loss ratio for 1997 in comparison to the commercial medical loss ratio of companies in a peer group, will not be known until April 1998.

(6) Payout of long-term cash award in 1997 for three-year performance period beginning January 1, 1994 and ending on December 31, 1996.


Stock Options

     The following table provides information concerning the granting of stock options during 1997 under the Company's 1997 Stock Incentive Plan to the Named Executive Officers.


                           Option/SAR Grants in 1997



                                                                                                 Potential Realizable Value
                                                    % of Total                                   at Assumed Annual Rates of
                                                   Options/SARs                                 Stock Price Appreciation for
                                                    Granted to      Exercise or                        Option Term (2)
                               Options/SARs        Employees in     Base Price     Expiration   -----------------------------
          Name                Granted (#)(1)           1997           ($/Sh)          Date          5% ($)         10% ($)
-----------------------   ---------------------   --------------   ------------   -----------   -------------   -------------
Norwood H. Davis, Jr.            250,000(3)             12.5%       $ 22.1250       6/12/07      $3,478,573      $8,815,388
Thomas G. Snead, Jr.              67,500(3)              3.4%       $ 22.1250       6/12/07         939,215       2,380,155
                                  50,000(3)              2.5%       $ 24.9375      10/16/07         695,715       1,763,078
Ronald H. Bargatze                65,500(3)(4)           3.3%       $ 22.1250       6/12/07         911,386       2,309,632
Paul F. Nezi                      65,100(3)              3.2%       $ 22.1250       6/12/07         905,821       2,295,527
John C. Berry                     67,000(3)              3.3%       $ 22.1250       6/12/07         932,258       2,362,524

---------
(1)  There were no SARs granted during 1997.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) Granted as part of the Company's 1997 Stock Incentive Plan. The options vest in annual installments over three years beginning April 16, 1998 so long as the optionee continues employment with the Company or one of its subsidiaries. All options are granted at 100% of the fair market value of the Company's Common Stock on the date of grant.

(4)  Options have been forfeited due to termination of employment.


Stock Option Exercises and Holdings

     The following table provides information concerning the exercise of stock options during 1997 and unexercised stock options held as of December 31, 1997 for the Named Executive Officers.


                    Aggregated Option/SAR Exercises in 1997
                        1997 Year-End Option/SAR Values



                                                                Number Unexercised         Value of Unexercised In-the-
                                                             Options/SARs at December     Money Options/SARs at December
                                                                   31, 1997 (1)                    31, 1997(2)
                              Shares
                            Acquired on         Value              Exercisable/                    Exercisable/
          Name             Exercise (#)     Realized ($)           Unexercisable                  Unexercisable
-----------------------   --------------   --------------   --------------------------   -------------------------------
Norwood H. Davis, Jr.          --               --                  0/250,000                     0/$1,000,000
Thomas G. Snead, Jr.           --               --                  0/117,500                       0/$329,375
Ronald H. Bargatze(3)          --               --                    0/0                              0/0
Paul F. Nezi                   --               --                   0/65,100                       0/$260,400
John C. Berry                  --               --                   0/67,000                       0/$268,000

---------
(1) There were no SARs granted or exercised in 1997.

(2) Based on the December 31, 1997 market price of $26.125 per share for the Company's Common Stock minus the exercise price of the unexercised stock options held at that time.

(3) Mr. Bargatze resigned from the Company and its subsidiaries effective January 2, 1998. Options have been forfeited due to termination of employment.


Long-Term Incentive Plan

     The Long-Term Incentive Plan Table below provides information concerning estimated award ranges for the cash plan initiated in 1997 based on the performance period January 1, 1997 through December 31, 1999. Trigon BCBS's Long-Term Incentive Plan is based on three-year overlapping performance cycles.



          Long-Term Incentive Plans -- Awards in Last Fiscal Year (1)



                                                                        Estimated Future Payouts
                              Number of        Performance or      Under Non-Stock Price Based Plan(2)
                           Units or Other       Other Period     ---------------------------------------
                               Rights         Until Maturation    Threshold       Target       Maximum
Name                          #                  or Payout            $             $             $
-----------------------   ----------------   -----------------   -----------   -----------   -----------
Norwood H. Davis, Jr.           N/A              1997-1999        $130,000      $260,000      $520,000
Thomas G. Snead, Jr.            N/A              1997-1999          56,875       113,750       227,500
Ronald H. Bargatze(3)           N/A              1997-1999               0             0             0
Paul F. Nezi                    N/A              1997-1999          31,250        62,500       125,000
John C. Berry                   N/A              1997-1999          25,088        50,175       100,350

---------
(1) Strategic performance objectives are set in advance of the three-year period and are measured at the end of the period. The current performance objectives focus on average annual growth in consolidated operating income over the three-year period and the commercial medical loss ratio versus the Company's peer group for the third year of the three-year period. The awards are paid in a single lump sum at the end of three years depending on the achievement of specified performance measures. Each three-year cycle provides target awards between 10% and 40% of a participant's salary. Each objective will have a performance range and potential payout from Threshold to Maximum.

(2) In December 1997, the Board of Directors adopted stock ownership guidelines for senior executives and modified the Long-Term Incentive Plan to provide for a transition from cash awards to Restricted Stock awards. For award cycles ending in 1998 through 2002, the LTIP awards, if any, will be paid 50% in cash and 50% in Restricted Stock. To assist in the transition, the stock portions of the awards for 1998 and 1999 will automatically be increased by 30%. For all plan years, participants may voluntarily elect to receive any eligible cash award in shares of Restricted Stock, in which case the award will be increased by 30%. For cycles ending in 2003 and beyond, and until the participant achieves his or her target level of ownership, the participant must receive 100% of his or her award in Restricted Stock. Once the participant achieves his or her targeted level of ownership, regardless of the existing plan cycle, he or she may elect to receive the entire award in cash or in Restricted Stock. Participants electing to receive the entire award in Restricted Stock, will receive a 30% increase in his or her award. The stock ownership guidelines are designed to encourage individuals to achieve a targeted level of ownership. Accordingly, ownership targets are achieved when the market value of the stock owned by a participant is equal to a set multiple of the participant's salary. The guideline multiples are set as follows:
    Chairman and Chief Executive Officer, 5 times salary; President and Chief Operating Officer, 3 times salary; and other officers, from 2 times salary to .75 times salary, depending upon position. Awards of Restricted Stock will vest one-third each year beginning one year after the award is made. The number of shares of Restricted Stock awarded will be determined by the market price of the stock on the date the award is made.

(3) Mr. Bargatze resigned from the Company and its subsidiaries effective January 2, 1998. Long-Term Incentive Plan awards have been forfeited due to termination of employment.


Retirement Plan

     Trigon BCBS sponsors a non-contributory retirement program (the "Retirement Plan") for certain employees that is qualified under Internal Revenue Code Section 401(a) and subject to ERISA. Trigon BCBS also sponsors the Supplemental Executive Retirement Plan, which provides additional benefits, payable out of general Trigon BCBS assets to certain employees. The benefits are equal to the benefits these employees cannot receive under the qualified retirement program because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

     The following table shows the projected annual benefit (not including offsets for primary social security) for the remuneration level and years of credited service indicated that would be payable in the form of a straight life annuity commencing at age 65 under the present benefit formula of the Retirement Plan. The amounts shown include the benefits payable under the Retirement Plan and the Supplemental Executive Retirement Plan.

                             Pension Plan Table(1)



                                   Years of Service
                -------------------------------------------------------
 Remuneration        15            20            25           30 (2)
-------------   -----------   -----------   ------------   ------------
  $  200,000    $ 60,000      $ 80,000      $ 100,000      $ 120,000
     300,000      90,000       120,000        150,000        180,000
     400,000     120,000       160,000        200,000        240,000
     500,000     150,000       200,000        250,000        300,000
     600,000     180,000       240,000        300,000        360,000
     700,000     210,000       280,000        350,000        420,000
     800,000     240,000       320,000        400,000        480,000
     900,000     270,000       360,000        450,000        540,000
   1,000,000     300,000       400,000        500,000        600,000
   1,100,000     330,000       440,000        550,000        660,000
   1,200,000     360,000       480,000        600,000        720,000
   1,300,000     390,000       520,000        650,000        780,000
   1,400,000     420,000       560,000        700,000        840,000
   1,500,000     450,000       600,000        750,000        900,000
   1,600,000     480,000       640,000        800,000        960,000
   1,700,000     510,000       680,000        850,000      1,020,000
   1,800,000     540,000       720,000        900,000      1,080,000
   1,900,000     570,000       760,000        950,000      1,140,000
   2,000,000     600,000       800,000      1,000,000      1,200,000
---------
(1) Compensation covered by the retirement plans includes: W-2 earnings, deferred compensation, Employees' Thrift Plan and 401(k) Restoration plan contributions and amounts excluded from income under Section 125 of the Internal Revenue Code (flexible spending accounts and flex benefit amounts). Under the Retirement Plan's formula, a participant's annual retirement benefit at normal retirement age (65 years) is equal to 60% of the average of the participant's highest five consecutive years' covered compensation in the last ten years, minus 50% of the participant's primary social security benefit, all multiplied by years of credited service and divided by 30. Participants become vested in the plans with five years of credited service. The Pension Plan Table and Summary Compensation Table may be used to estimate pension benefits for each of the Named Executive Officers based on their credited years of service as of December 31, 1997:
    Mr. Davis, 30 years; Mr. Snead, 12 years; Mr. Bargatze, 21 years; Mr. Nezi, 1 year; and Mr. Berry, 11 years. The covered compensation under both the Retirement Plan and the Supplemental Executive Retirement Plan for 1997 was: Mr. Davis, $689,609; Mr. Snead, $247,635; Mr. Bargatze,
    $248,486; Mr. Nezi, $500,381; and Mr. Berry, $239,869.

Deferred Compensation

     The Company offers a non-qualified deferred compensation plan to all Board members and officers of Trigon BCBS at or above the level of Vice President. Interest credited to plan participants is funded through Trigon BCBS-owned life insurance. The plan is called The Limited Fixed Return Plan. Interest rates are guaranteed in four-year increments and are initially set at the dividend reinvestment rate specified by the life insurance carrier. Those electing to defer may begin receiving benefit payouts no sooner than age 55. As of December 31, 1997, 24 officers have deferred a balance of $1,125,267. Interest credited in 1997 to the various participants equaled $91,364. As of December 31, 1997, eight directors and three past directors have deferred a balance of $1,804,007 and interest credited to the various participants in 1997 equaled $146,830.

     The Directors Plan allows each eligible director to elect in advance to receive all or a part of his or her directors's fees in the form of Common Stock. The number of shares earned is the amount of the fees divided by the fair market value of the Common Stock on the last trading day of each calendar quarter. If a director elects to receive 100% of his or her annual fees as Common Stock, the director also receives additional Common Stock equal to 30% of the fees. After the first quarter of 1997, when the Directors Plan was adopted, every eligible director elected to receive 100% of his or her Board fees in the form of Common Stock.

     Mr. Davis also has a separate defined salary deferral plan established in 1989, which permitted salary deferrals from 1990 through 1995. A total of $43,000 of his compensation has been deferred. Amounts deferred are invested by Trigon BCBS in investments selected by a Trigon BCBS-appointed investment manager. Mr. Davis bears all risk of gain or loss with respect to the investments made. Distribution of plan assets will be upon termination of employment.


Employment Agreements

     Norwood H. Davis, Jr., Chairman of the Board of the Company and Chairman of the Board and Chief Executive Officer of Trigon BCBS, entered into an employment agreement with Trigon BCBS as of March 13, 1996, which agreement was amended on January 2, 1998. This agreement superseded all prior agreements. Under Mr. Davis' agreement, his employment is at will and he may resign at any time. Also, Trigon BCBS may discharge Mr. Davis at any time, with or without cause. Mr. Davis is entitled to receive an annual base salary of an amount determined by the Board which can be adjusted upward each year as determined by the Board. He is also eligible for an award of incentive compensation each year. While employed by Trigon BCBS, Mr. Davis is entitled to benefits offered to all employees. In addition, Trigon BCBS will provide an automobile allowance, tax and financial planning services and reimbursement for other business expenses. Also, if Mr. Davis becomes disabled and is entitled to receive benefits under the Long-Term Disability Program, Trigon BCBS will make supplemental monthly payments so that the entire benefit is equal to 60% of his base salary. Under this agreement, Mr. Davis agrees not to compete as an equity owner or employee with Trigon BCBS or its affiliates for four years after his resignation as an employee or his termination with cause. The agreement also provides that upon termination of Mr. Davis's employment for any reason (other than a termination resulting from his resignation if he fails to give Trigon BCBS at least six months' prior written notice of the resignation), Mr. Davis is entitled to receive a severance payment equal to four times the highest annual cash compensation received by him during the three calendar years preceding the termination of his employment.

     The employment agreement also sets forth an enhanced retirement benefit for Mr. Davis. Under the enhanced benefit, Trigon BCBS agrees to pay Mr. Davis an amount equal to the difference between (i) the benefit Mr. Davis would receive under the Retirement Plan and the Supplemental Executive Retirement Plan if Mr. Davis had remained in the employ of Trigon BCBS receiving credited service until age 65 (3/10/2005) (assuming continued annual compensation at a rate equal to his highest annual compensation during the three calendar years immediately preceding retirement) and (ii) the benefit Mr. Davis actually receives under the Retirement Plan and Supplemental Executive Retirement Plan. If retirement occurs at or after age 61 (3/10/2001), 100% of the enhanced benefit is payable. If retirement occurs at age 60 (3/10/2000), 96% of the difference between the enhanced and basic benefit is payable. For each additional year of retirement earlier than age 61, the percentage difference between the enhanced and basic benefit decreases by four percentage points.

     Trigon BCBS also maintains at-will employment agreements with each of the Named Executive Officers other than Mr. Davis. The employment agreements between Trigon BCBS and Messrs. Snead and Berry, each dated December 12, 1990, provide that upon resignation or termination of employment for any reason other than cause, they are entitled to receive a severance payment equal to 12 months' salary. Their agreements also contain non-competition provisions pursuant to which Messrs. Snead and Berry agree that for a period of one year following the termination of their employment with Trigon BCBS, they will not become an officer, director, employee or 10% shareholder of an entity competing with Trigon BCBS or its affiliates at the time of such termination or employ any employee of Trigon BCBS or its affiliates.

     Mr. Bargatze's employment agreement, dated May 30, 1996, contains similar terms as those discussed above with respect to Messrs. Snead and Berry, except that Mr. Bargatze's agreement provides for a severance payment upon resignation or termination of employment for any reason other than cause equal to 24 months' salary if he has been employed for more than five years and a non-competition period of two years. Mr. Bargatze resigned from the Company and its subsidiaries effective January 2, 1998, commencing his two-year severance and non-compete periods.

     The employment agreement between Trigon BCBS and Mr. Nezi, entered into on September 11, 1996, provides for a severance payment equal to 12 months' salary and 12 months' continuing health and life insurance coverage upon termination of employment by Trigon BCBS for any reason other than his resignation or termination of employment for cause. The agreement also contains non-competition provisions similar to those described above with respect to Messrs. Snead and Berry. The agreement also entitles Mr. Nezi to participate in the Annual Incentive Program, with a guaranteed minimum annual incentive payment for 1997 of 50% of his starting base salary. Mr. Nezi's agreement entitled him to an employment bonus of $250,000, which was paid in installments in 1996 and 1997, but which must be repaid in part if he resigns before the end of 1999.


Severance Agreements

     Trigon BCBS and each Named Executive Officer have entered into employment agreements, discussed above, which contain severance agreements. Trigon BCBS and each Named Executive Officer (other than Mr. Davis) have also entered into Executive Continuity Agreements, which replace the Named Executive Officers' severance agreements in the event of a change of control. A change of control is defined as (i) the acquisition of 20% or more of the Company's Common Stock or voting power by a person or group, (ii) a change in the majority of the Board of Directors, (iii) approval by Company shareholders of a reorganization, merger or consolidation if, after such transaction, the persons who had beneficial ownership of the Common Stock and voting power of the Company before such transaction will not have beneficial ownership of at least 50% of the Common Stock and voting power of the Company after the transaction, (iv) a liquidation or dissolution or sale of all or substantially all of the assets of the Company or (v) the sale by the Company of 50% or more of the Common Stock.

     The Executive Continuity Agreements are intended to provide greater employment security to key executives and to assure shareholders that the business of the Company will continue with a minimum of disruption if such a change of control occurs. Accordingly, the Agreements provide for salary and benefit continuation upon termination of the executive's employment within three months before or within three years after a change of control of the Company. The salary continuation entitles the executive to a sum equal to the greater of either two (in the cases of Messrs. Berry and Nezi) or three (in the case of Mr. Snead) times the highest amount of compensation received by the executive during any one of the three full calendar years ended immediately before the executive's employment terminates or 155% of the executive's annual base salary for the year in which the executive's employment terminates. The benefit continuation entitles the executive and his dependents to continued coverage, for a period of two (in the cases of Messrs. Berry and Nezi) or three (in the case of Mr. Snead) years following such termination, under all welfare plans in which they participated immediately before the executive's employment terminates. The agreements also provide qualifying executives with certain supplemental retirement benefits. In addition, upon a change of control of the Company, each executive is entitled to receive a payment under the Company's Annual Incentive Plan and Long-Term Performance Plan, computed as if the Company and the executive had achieved the target level of performance under each plan.


                  REPORT OF THE HUMAN RESOURCES, COMPENSATION
                        AND EMPLOYEE BENEFITS COMMITTEE

     The Human Resources, Compensation and Employee Benefits Committee of the Board of Directors (the "Committee") reviews and approves, subject to Board ratification in certain cases, actions regarding the executive compensation programs of the Company and its subsidiaries. The Committee is composed entirely of outside directors.

     The purpose of the Company's compensation program is to attract, motivate and retain the executive management necessary to enhance profitability of the Company and increase shareholder value. The philosophy underlying the Company's executive compensation program is to create:

      -- a competitive total compensation level that appropriately rewards both short and long-term success; and

      -- variable pay opportunities that subject a significant portion of the executive's total compensation to performance risk.

     The goal is a compensation program that results in total compensation generally at the median for the competitive market when the Company's performance is at the desired level as compared with its competitors and above or below market levels when performance varies.

     The Company's executive compensation program is currently composed of four basic elements: base salary, an annual cash incentive program, a long-term cash incentive program and a stock incentive plan. The Company requires executive stock ownership as a means to link management interests and shareholder interests.

     Base Salary -- Base salaries are targeted at the average of the competitive market, consisting of national managed care companies, national insurance companies and local financial institutions. The base salary compensation of senior officers of the Company and its subsidiaries is reviewed by the Committee every 12 months and any changes must be approved by the Committee.

     Annual Management Incentive -- Trigon BCBS's annual cash incentive program is based on yearly performance objectives. Program participants include executives and key management employees. The Chief Executive Officer recommends the amount of potential awards and the targeted performance goals for participants. For each performance objective, a performance range and potential payout from "Threshold" to "Maximum" is determined. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and potential payouts for the Chief Executive Officer. After the end of the fiscal year, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. For 1997, the annual management incentive for the Chief Executive Officer and most other executive officers was based exclusively on the amount of the Company's consolidated operating income. For 1997, each participant's award contained a minimum consolidated operating income level that had to be reached before any annual payments would be made. The target award opportunities represented between 11% and 55% of a participant's salary, and the maximum award opportunities represented between 22% and 110% of a participant's salary. For 1997, the Company's consolidated operating income reached the maximum level for payment of annual incentives.

     Long-Term Management Incentive -- The Trigon BCBS long-term cash management incentive program is based on the achievement of three-year strategic performance objectives. Most officers, including all of the Named Executive Officers, participate in the program. The program provides incentives based on rolling three-year performance periods. Company performance measures are set at the beginning of the three-year period and are measured at the end of the period. The awards are paid in a single lump sum at the end of the period, based on the degree of achievement of the specified performance goals. Each of the three-year performance periods currently in operation measures average annual growth in consolidated operating income and the Company's commercial medical loss ratio versus the Company's peer group for the third year of the performance cycle. Each three-year cycle provides target awards between 10% and 40% of a participant's salary, and maximum awards between 20% and 80% of a participant's salary. A performance range and potential payout from "Threshold" to "Maximum" is established by the Committee for each cycle. The Committee reviews and approves objectives, performance targets and potential payouts for all senior officers. The Board of Directors ratifies the objectives, targets and earned payouts for the Chief Executive Officer. After the end of the three-year cycle, the Committee measures the Company's performance against the objectives and certifies the amount of payment, if any. Awards under the 1996-1997 performance cycle for Named Executive Officers are included in the Summary Compensation Table. In 1997, the executive officers participating in the program earned the maximum award for the 1996-1997 cycle on the operating income objective. The payout for the second objective, which depends on the Company's commercial medical loss ratio compared to the commercial medical loss ratio of the peer group companies, will not be known until April 1998.

     The Committee believes that the interests of senior management are more closely aligned with the interests of the shareholders if senior management has a significant investment in the Company. In December 1997, the Board of Directors adopted stock ownership guidelines that require senior management to own stock in the Company with a market value that is a multiple of base salary. The guidelines, which must be reached within seven years, are Chairman and Chief Executive Officer, 5 times salary; President and Chief Operating Officer, 3 times salary; and certain other officers, from 2 times salary to .75 times salary, depending upon position. To facilitate the acquisition of shares by senior management, the Board of Directors modified the Long-Term Incentive Plan to provide that from 1998 through 2002, at least 50% of the LTIP awards, if any, will be paid in Restricted Stock and that under certain circumstances, the awards of Restricted Stock will be increased by 30%. See "Compensation of Executive Officers -- Long-Term Incentive Plan."

     Stock Incentive Plan -- The shareholders of the Company approved the 1997 Stock Incentive Plan at the annual meeting of shareholders held on April 16, 1997. Under the 1997 Stock Incentive Plan, employees, including management, receive equity-based compensation as incentive to focus on enhancements to shareholder value. Under the Plan, certain incentive awards, including performance awards, restricted stock, performance stock, options and stock appreciation rights, may be awarded based upon annual performance objectives, which are established by the Committee. In 1997, the only stock-based compensation awarded under the Stock Incentive Plan was in the form of nonstatutory stock options, all of which were awarded at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. All of the officers of the Company were awarded stock options on June 11, 1997, and several received supplemental awards later in the year in recognition of their promotions to positions of greater responsibility. The Committee considered a number of factors in determining the number of options to be awarded to particular executives, including the executive's salary level, the ability of the executive to affect the net income of the Company, the amount of stock in the Company that the executive owned, and the level of stock options awarded to comparable executives at companies that compete with the Company.

     Chief Executive Officer -- The Company's Chief Executive Officer, Norwood
H. Davis, Jr., participates in each of the compensation programs available to executives. Other aspects of Mr. Davis' compensation are described under "Employment Agreements." The Chief Executive Officer's base salary is based on the same market criteria used for other senior officers and is ratified by the Board of Directors. Mr. Davis' base salary for 1997 was slightly below the median of the peer group of managed care companies. In 1997, the Chief Executive Officer earned the maximum annual incentive compensation award and the maximum award for one of the two objectives for the long-term incentive compensation award for the 1996-1997 cycle. The payout for the second objective, which depends on the Company's commercial medical loss ratio for 1997 in comparison to the commercial medical loss ratio of companies in a peer group, will not be known until April 1998.

     Internal Revenue Code 162(m) Compliance -- The Company's pay philosophy is to make a large percentage of potential total compensation for executives performance-focused. In support of this compensation philosophy, executives can be rewarded at or above market levels when the Company performs above expectations. Section 162(m) of the Internal Revenue Code provides generally that compensation paid to the Named Executive Officers in excess of $1 million is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. The 1997 Stock Incentive Plan allows the use of short and long-term cash compensation and stock compensation that qualifies as performance-based compensation under Section 162(m). Under the 1997 Stock Incentive Plan, all compensation paid is deductible for federal income tax purposes. The Committee intends to continue to maximize the effectiveness of the Company's compensation programs and preserve tax deductibility to the extent consistent with the best interests of the Company and its shareholders.

     This report is submitted by the Human Resources, Compensation and Employee Benefits Committee of the Company's Board of Directors.


                  Jackie M. Ward, Chairperson
                                  Lenox D. Baker, Jr., M.D.
                                  William R. Harvey, Ph.D.
                                  Elizabeth G. Helm
                                  William N. Powell
                                  Hubert R. Stallard

Performance Graph

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total shareholder return on the published Standard & Poor's 500 Stock Index and a managed care industry-based peer group for the period commencing January 31, 1997 and ending December 31, 1997. The peer group is based upon the Morgan Stanley Health Care Payor Index. The following is a list of the companies included in the index and their respective weighting within the index: Aetna Inc. (8.982%), Oxford Health Plan Inc. (8.998%), United Healthcare Corp. (9.102%), Wellpoint Health Networks, Inc. (10.474%), Cigna Corp. (7.865%), Coventry Corp. (8.342%), First Health Group (6.422%), Foundation Health (7.930%), Humana, Inc. (9.127%), Mid-Atlantic Medical (6.976%), Pacificare Health (8.005%) and the Company (7.897%). The graph assumes an investment of $100 in the Company's Common Stock and each of the indices at the market close on January 31, 1997, the date the Company's Common Stock began trading on the New York Stock Exchange, and the reinvestment of all dividends. Historic stock price performance is not indicative of future stock price performance.


                                    [GRAPH]





                         1/31/97     3/31/97     6/30/97     9/30/97     12/31/97
                         -------     -------     -------     -------     --------

Trigon                   $  100      $  136      $  187      $  191      $   201
S&P 500 Index            $  100      $   97      $  113      $  121      $   124
Morgan Stanley Health
Care Payor Index         $  100      $  115      $  128      $  135      $   108

                          ITEM TWO -- RATIFICATION OF
                       SELECTION OF INDEPENDENT AUDITORS

     The Board, upon the recommendation of its Audit Committee, has selected KPMG Peat Marwick LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1998 and is submitting this matter to shareholders for their ratification. KPMG Peat Marwick LLP has served as the independent auditors of Trigon BCBS and its predecessors since 1971. If shareholders do not ratify the selection of KPMG Peat Marwick LLP, other independent auditors will be considered. One or more partners of the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions that may be asked by shareholders.

     THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS TO EXAMINE AND REPORT UPON THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES FOR THE YEAR 1998.


                         ITEM THREE -- OTHER BUSINESS

     If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper. At this time, the Company does not know of any other business that will be presented at the meeting.


                  PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 1999 ANNUAL MEETING

     Proposals that any shareholder desires to have included in the proxy statement for the 1999 Annual Meeting of Shareholders must be received by the Company no later than November 13, 1998.

     Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. To be timely, a shareholder's notice must be given, either by personal delivery to the Secretary or an Assistant Secretary of the Company at the principal office of the Company, or by first class United States mail, with postage prepaid, addressed to the Secretary of the Company at the principal office of the Company. Any such notice must be received (i) on or after the first day of February and before first day of March of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date of such meeting, as prescribed in the Company's Bylaws, has been changed by more than 30 days. Each such shareholder's notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing business, (ii) the class and number of shares of stock of the Company beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business, and (v) any interest which the shareholder may have in such business.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER MARCH 31, 1998, FREE OF CHARGE, UPON WRITTEN REQUEST TO CHERYL F. MIDKIFF, OFFICE OF INVESTOR RELATIONS, TRIGON HEALTHCARE, INC., P.O. BOX 27401, RICHMOND, VIRGINIA 23279, OR BY CALLING (804) 354-3224.


                  By Order of the Board of Directors



                                  /s/ J. Christopher Wiltshire
                                  --------------------------------------
                                     J. Christopher Wiltshire, Secretary
March 27, 1998

P
                            Trigon Healthcare, Inc.
R PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
O                                 APRIL 29, 1998

X The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement
Y dated March 27, 1998, hereby appoints Ronald M. Nash and J. Christopher Wiltshire, and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Class A Common Stock of Trigon Healthcare, Inc. (the " Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 29, 1998, at 9:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth on the reverse hereof.

      Election of Directors, Nominees:

      James K. Candler, William R. Harvey, Ph.D., Gary A. Jobson,
      William N. Powell, J. Carson Quarles
      and R. Gordon Smith


                             (CONTINUED ON REVERSE)

    Please mark your
[X] votes as in this
    example.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR THE NAMED NOMINEES IN THE PROXY STATEMENT, "FOR" ITEM 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

                 FOR all nominees     WITHHOLD AUTHORITY
                 listed on reverse  to vote for all nominees
                                       listed on reverse
1. Election of
   Directors          [ ]                     [ ]
  (see reverse)

For all nominees, except vote withheld from the following nominee(s):

----------------------------------------------------------


                             FOR  AGAINST  ABSTAIN
 2. Ratification of the
    selection of KPMG        [ ]    [ ]      [ ]
    Peat Marwick LLP
    as Independent
    Auditors.


3. IN THEIR DISCRETION
   the proxies are authorized
   to vote upon such other
   business as may properly
   come before the meeting
   and any adjournments thereof.


For all nominees, except vote withheld from the following nominee(s):

----------------------------------------------------------




Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.



SIGNATURE(S)________________________________ DATE:_______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If executed by a corporation this proxy card should be signed by a duly elected officer. If executed by a partnership, please sign in partnership name by authorized persons.